Exhibit 10.11

MANAGEMENT UNIT SUBSCRIPTION AGREEMENT

(Class B Units and Class C Units)

THIS MANAGEMENT UNIT SUBSCRIPTION AGREEMENT (this “Agreement”) is made as of February 21, 2008 (the “Grant Date”), by and between Radiation Therapy Investments, LLC, a Delaware limited liability company (the “Company”) and the individual named on the signature page attached hereto (the “Executive”).  Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to them in the Amended and Restated Limited Liability Company Agreement, dated as of February 21, 2008, entered into by and among the members of the Company (as amended from time to time in accordance with its terms, the “LLC Agreement”).

WHEREAS, on the terms and subject to the conditions hereof and pursuant to the Company’s 2008 Unit Incentive Plan, the Executive desires to acquire from the Company, and the Company desires to issue and grant to the Executive, the Company’s Class B Common Units (the “Class B Units”) and Class C Common Units (the “Class C Units”), in each case in the amounts set forth on Schedule I, as hereinafter set forth; and

WHEREAS, this Agreement is one of several agreements being entered into by the Company on or after the date hereof with certain persons who are or will be key employees of the Company or one or more subsidiaries (collectively with the Executive, the “Management Investors”) as part of a management equity incentive plan designed to comply with Rule 701 promulgated under the Securities Act (as defined below).

NOW, THEREFORE, in order to implement the foregoing and in consideration of the mutual representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

1.                                       Definitions.

1.1.                              Acquisition.  The term “Acquisition” shall mean the consummation of the transactions contemplated by the Agreement and Plan of Merger, dated as of October 19, 2007 (the “Merger Agreement”), by and among RTS, Holdings, the Company and RTS MergerCo, Inc., a Florida corporation and wholly-owned subsidiary of Holdings.

1.2.                              Activity Date.  The term “Activity Date” shall mean, in the event the Executive engages in any Prohibited Activity, the first date on which Executive engages in such Prohibited Activity.

1.3.                              Agreement.  The term “Agreement” shall have the meaning set forth in the preface.

1.4.                              Applicable Federal Rate.  The term “Applicable Federal Rate” shall have the meaning as set forth in Section 1274 of the Code.

1.5.                              Board.  The term “Board” shall mean the board of managers of the Company.

1.6.                              Call Notice.  The term “Call Notice” shall have the meaning set forth in Section 5.4(b).

1.7.                              Cause.  The term “Cause” used in connection with the termination of employment of the Executive shall have the same meaning ascribed to such term in any employment or severance agreement then in effect between Executive and the Company or one of its subsidiaries or, if no such agreement containing a definition of “Cause” is then in effect, shall mean the termination of Executive’s employment only because the Board determines that one or more of the following events have occurred: (i) any act or omission that constitutes a material breach by such Executive of any of his material obligations under this Agreement or any employment agreement which remains uncured for 20 days after written notice to such Executive specifying in reasonable detail the nature of such breach; (ii) the willful refusal and continued failure of such Executive to substantially perform the material duties (including, without limitation, full cooperation in any audit or investigation involving the Company and/or its subsidiaries) reasonably required of him (except termination due to death or permanent disability) after demand for performance is delivered by the Board, in writing, specifically identifying the manner in which the Board in good faith determines that such Executive has not performed his material obligations and such Executive fails to perform as required within 20 days after such demand is made; (iii) conviction of such Executive of any willful and material violation of any federal or state law or regulation directly related to the business of the Company or any of its subsidiaries, material violation of any policies of the Company and/or its subsidiaries, or indictment or conviction of such Executive for a felony, or conviction of such Executive of any willful perpetration of a common law fraud; or (iv) any other willful misconduct by such Executive which is materially injurious to the financial condition or business reputation of, or is otherwise materially injurious to the Company or any of its subsidiaries or affiliates (for the avoidance of doubt, the term “affiliate” as used in this Agreement shall not be construed to include any other portfolio companies of Vestar other than the Company or its subsidiaries), including, without limitation, a breach of the Executive’s confidentiality obligation to the Company or the Executive’s engagement in any Prohibited Activity during his employment with the Company, which remains uncured for 30 days after written notice to such Executive specifying in reasonable detail the nature of such misconduct.

1.8.                              Class A Units.  The term “Class A Units” shall have the meaning set forth in the preface.

1.9.                              Closing.  The term “Closing” shall have the meaning set forth in Section 2.2.

1.10.                        Closing Date.  The term “Closing Date” shall mean the date on which the Closing occurs.

1.11.                        Code.  The term “Code” shall mean the United States Internal Revenue Code of 1986, as amended.

1.12.                        Company.  The term “Company” shall have the meaning set forth in the preface.

1.13.                        Disability.  The term “Disability” used in connection with the termination of employment of the Executive shall have the same meaning ascribed to such term in any employment or severance agreement then in effect between Executive and the Company or one of its subsidiaries or, if no such agreement containing a definition of “Disability” is then in effect, shall mean the inability of the Executive to perform the essential functions of Executive’s job, with or without reasonable accommodation, by reason of a physical or mental infirmity, for a continuous period of six months.  The period of six months shall be deemed continuous unless Executive returns to work for at least 30 consecutive business days during such period and performs during such period at the level and competence that existed prior to the beginning of the six-month period.  The date of such Disability shall be on the first day of such six-month period.

1.14.                        EBITDA.  The term “EBITDA” shall mean, with respect to any fiscal period, “Consolidated EBITDA” as defined in the Credit Agreement, provided that the following should also be excluded from the calculation of EBITDA to the extent not already excluded from the calculation of Consolidated EBITDA under the Credit Agreement: (i) Non-Cash Charges (as defined in the Credit Agreement) related to any issuances of equity securities; (ii) fees and expenses relating to the Acquisition; (iii) financing fees (both cash and non-cash) relating to the Acquisition; (iv) covenant-not-to-compete payments to certain members of the Company’s senior management and related expenses; (v) expenses (or any portion thereof) incurred outside of the ordinary course of business that are approved by the Board which the Board determines in its good faith discretion are in the best interest of the Company but which will have a disproportionately adverse impact on the Company’s short term financial performance, affecting the Company’s ability to achieve financial targets related to the vesting of the Class C Units under the Incentive Unit Subscription Agreements or the Company’s annual bonus plan; (vi) costs and expenses incurred in connection with evaluating and consummating acquisitions not contemplated by the Company’s annual plan, as such plan is approved by the Board in good faith; (vii) related party expenditures that are subject to the prior written consent of the Majority Executives pursuant to Section 2.3(a) of the Securityholders Agreement but have failed to receive such consent; (viii) advisors’ fees and expenses incurred outside the ordinary course of business related solely to Vestar’s activities that are unrelated to the Company; (ix) costs associated with any put option or call option contemplated by any Rollover Subscription Agreement or Incentive Unit Subscription Agreement; (x) costs associated with any proposed initial Public Offering or Sale of the Company (as such terms are defined in the Securityholders Agreement); (xi) expenses related to any litigation arising from the Acquisition; (x) management fees and costs related to the activities giving rise to such fees that are paid to, paid for or reimbursed to Vestar and its Affiliates; and (xii) material expenditures or incremental expenditures inconsistent with prior practice (to the extent that prior practice is relevant) required by Board (where Management Managers (as defined in the Securityholders Agreement) unanimously dissent) unless such expenditures are reasonably likely to result in any benefit (whether economic or non-economic) to the Company as determined by the Board in its good faith discretion.

1.15.                        Employee and Employment.  The term “employee” shall mean any employee (as defined in accordance with the regulations and revenue rulings then applicable under Section 3401(c) of the Code) of the Company or any of its subsidiaries, and the term “employment” shall include service as a part- or full-time employee to the Company or any of its subsidiaries.

1.16.                        Employment Agreement.  The term “Employment Agreement” shall have the meaning set forth in Section 5.3.

1.17.                        Escrow Funds.  The term “Escrow Funds” shall have the meaning set forth in Section 5.6.

1.18.                        Executive.  The term “Executive” shall have the meaning set forth in the preface.

1.19.                        Executive Group.  The term “Executive Group” shall mean the Executive and the Executive’s Permitted Transferees.

1.20.                        Fair Market Value.  The term “Fair Market Value” used in connection with the value of Units shall mean the fair value of the Units determined in good faith by the Board using its reasonable business judgment (valuing the Company and its subsidiaries as a going concern; disregarding any discount for minority interest, non-voting interest or marketability of the Units, whether due to transfer restrictions or the lack of a public market for the Units; taking into account the Preferred Return (as defined in the LLC Agreement); and without taking into account the effect of any contemporaneous repurchase of Units at less than Fair Market Value under Section 5.4); provided further that if the Executive disagrees in good faith with the Board’s determination and the aggregate Fair Market Value of the Units in question is asserted in good faith by the Executive to be in excess of $1,000,000, the Executive shall promptly notify the Company in writing of such disagreement within 15 business days of receipt of the Board’s determination of the Fair Market Value of such Units, in which event an independent appraiser, accountant or investment banking firm (the “Arbiter”) shall be selected by mutual agreement of the Executive and the Board within 15 days of the Company’s receipt of the Executive’s notice of disagreement.  The Arbiter shall make a determination of the Fair Market Value thereof (valuing the Company and its subsidiaries as set forth above) solely by (i) reviewing a single written presentation (together with any supporting documentation) timely made by each of the Company and the Executive setting forth their respective valuations and the bases therefor and (ii) accepting either the Executive’s or the Company’s proposed valuation.  For the avoidance of doubt, the determination of Fair Market Value of any Unit shall be based on the amounts that would be distributable in respect of such Unit upon a Sale of the Company under the terms of the LLC Agreement, including, without limitation, any adjustments necessary to reflect the portion of any tax distributions that were previously made in respect of such Unit but not charged against other distributions in respect of such Unit.  In the event the Executive and the Board are unable to agree on an Arbiter that is mutually acceptable to both parties within the time period specified above, the Arbiter shall be designated by the American Arbitration Association.  Promptly following the Company’s receipt of Executive’s written notice of disagreement, the Company shall make available to Executive all data (including reports of employees and outside advisors) relied upon by the Board in making its determination.  The Executive’s and the Company’s written presentations must be submitted to the Arbiter within 30 days of the Arbiter’s engagement, written notice of which shall be delivered by the Company to the Executive.  The Arbiter shall notify the Executive and the Company of its decision within 30 days of its engagement.  If (x) the Executive’s proposed valuation is accepted by the Arbiter and (y) the Executive’s proposed valuation is at least 3% higher than the proposed valuation submitted to the Arbiter by the Company, the Company shall pay all of the Executive’s reasonable out-of-pocket fees and expenses (including reasonable fees and expenses of counsel and one appraiser, accountant or investment banking firm) incurred in connection with the dispute of Fair Market Value.  In all other cases, the Executive shall be responsible for such fees and expenses.  Each of the Company and the Executive agrees to execute, if requested by the Arbiter, a reasonable engagement letter with the Arbiter.  The party who is unsuccessful in such arbitration will pay the fees and expenses of the Arbiter.

1.21.                        Financing Default.  The term “Financing Default” shall mean an event which would constitute (or with notice or lapse of time or both would constitute) an event of default under any of the following as they may be amended from time to time: (i) definitive financing documents as contemplated by the Financing Commitments (as defined in the Merger Agreement), and any extensions, renewals, refinancings or refundings thereof in whole or in part; (ii) any other agreement under which an amount of indebtedness of the Company or any of its subsidiaries in excess of $1,000,000 is outstanding as of the time of the aforementioned event, and any extensions, renewals, refinancings or refundings thereof in whole or in part; (iii) any amendment of, supplement to or other modification of any of the instruments referred to in clauses (i) and (ii) above; and (iv) any of the securities issued pursuant to or whose terms are governed by the terms of any of the agreements set forth in clauses (i) through (iii) above, and any extensions, renewals, refinancings or refundings thereof in whole or in part.

1.22.                        First Performance Hurdle.  The term “First Performance Hurdle” shall mean the receipt by Vestar of cash distributions that results in a multiple of investment that is equal to two and one half times Vestar’s total Capital Contributions.

1.23.                        Full Class C Annual Vesting Amount.  The term “Full Class C Annual Vesting Amount” shall have the meaning set forth in Section 4.2(b).

1.24.                        Full Performance Level. The term “Full Performance Level” shall have the meaning set forth in Section 4.2(b).

1.25.                        Good Reason. The term “Good Reason” shall have the same meaning ascribed to such term in any employment or severance agreement then in effect between Executive and the Company or one of its subsidiaries or, if no such agreement containing a definition of “Good Reason” is then in effect, shall mean the termination of Executive’s employment only because of one or more of the following: (i) any act or omission that constitutes a material breach by the Company of any of its obligations under any employment agreement or terms which remains uncured for 10 business days after written notice to the Company, specifying in reasonable detail the nature of such breach; (ii) a material diminution in the responsibilities or authority of such Executive, which diminution is not rectified within 10 business days after written notice to the Company; (iii) any breach by the Company of its obligations under this Agreement that results in a material and adverse change to the Executive’s rights under this Agreement that is inconsistent with the terms of the Plan or this Agreement, (iv) a reduction in the base salary of such Executive, a material reduction in the employee benefits made available to him, or a reduction in the bonus which such Executive is eligible to earn; or (v) such Executive is required to relocate his primary office location by more than 30 miles, without his consent; provided, that no termination shall be deemed a termination by the Executive for “Good Reason” unless the Executive shall have delivered notice of termination to the Company within 30 days of the occurrence of Good Reason.

1.26.                        Grant Date.  The term “Grant Date” shall have the meaning set forth in the preamble hereto.

1.27.                        Holdings. The term “Holdings” shall mean Radiation Therapy Services Holdings, Inc., a Delaware corporation and a wholly-owned subsidiary of the Company.

1.28.                        Incentive Unit Subscription Agreement.  The term “Incentive Unit Subscription Agreement” shall mean any Management Unit Subscription Agreement entered into by and between the Company and an officer of RTS in connection with the grant of any awards under the Company’s 2008 Unit Incentive Plan, including this Agreement.

1.29.                        Junior Subordinated Note.  The term “Junior Subordinated Note” shall have the meaning set forth in Section 6.1.

1.30.                        LLC Agreement.  The term “LLC Agreement” shall have the meaning set forth in the preface.

1.31.                        Management Investors.  The term “Management Investors” shall have the meaning set forth in the preface.

1.32.                        Merger Agreement.  The term “Merger Agreement” shall have the meaning set forth in the preface.

1.33.                        Merger Sub.  The term “Merger Sub” shall have the meaning set forth in the preface.

1.34.                        Payment Restriction.  The term “Payment Restriction” shall have the meaning set forth in Section 6.1.

1.35.                        Permitted Transferee.  The term “Permitted Transferee” means any transferee of Units pursuant to clauses (e) or (f) of the definition of “Exempt Employee Transfer” as defined in the Securityholders Agreement.

1.36.                        Person.  The term “Person” shall mean any individual, corporation, partnership, limited liability company, trust, joint stock company, business trust, unincorporated association, joint venture, governmental authority or other entity of any nature whatsoever.

1.37.                        Prohibited Activities.  The term “Prohibited Activity” shall have the meaning set forth in Section 5.3.

1.38.                        Public Offering.  The term “Public Offering”  shall have the meaning set forth in the Securityholders Agreement.

1.39.                        Retirement.  The term “Retirement” shall mean, with respect to the Executive, the Executive’s retirement as an employee of the Company or any of its subsidiaries pursuant to the employment policies of the Company and/or its subsidiaries, or if such employment policy does not exist, on or after reaching age 65 or such earlier age as may be otherwise determined by the

Board after at least five years employment with the Company or any of its subsidiaries after the Closing Date.

1.40.                        Rollover Subscription Agreement.  The term “Rollover Subscription Agreement” shall mean any Management Stock Contribution and Unit Subscription Agreement entered into by and between the Company and an officer of RTS in connection with the Acquisition.

1.41.                        RTS.  The term “RTS” shall mean Radiation Therapy Services, Inc., a Florida corporation.

1.42.                        Sale of the Company.  The term “Sale of the Company” shall have the meaning set forth in the Securityholders Agreement.

1.43.                        Second Performance Hurdle.  The term “Second Performance Hurdle” shall mean the receipt by Vestar of cash distributions that results in a multiple of investment that is equal to three times Vestar’s total Capital Contributions.

1.44.                        Securities Act.  The term “Securities Act” shall mean the Securities Act of 1933, as amended, and all rules and regulations promulgated thereunder, as the same may be amended from time to time.

1.45.                        Securityholders Agreement.  The term “Securityholders Agreement” shall mean the Securityholders Agreement dated as of the Closing Date among Vestar, the Management Investors and the Company, as it may be amended or supplemented thereafter from time to time.

1.46.                        Shares.  The term “Shares” shall have the meaning set forth in the preface.

1.47.                        Termination Date.  The term “Termination Date” means the date upon which Executive’s employment with the Company and its subsidiaries is terminated.

1.48.                        Unit.  The term “Unit” shall have the meaning set forth in the preface.

1.49.                        Vestar.  The term “Vestar” means Vestar Capital Partners V, L.P., a Cayman Islands exempted limited partnership.

2.                                       Contribution.

2.1.                              Subscription for Units.  Pursuant to the terms and subject to the conditions set forth in this Agreement, the Executive hereby subscribes for, and the Company agrees to sell to the Executive, the number of Class B Units and Class C Units set forth opposite the Executive’s name on Schedule I hereto (collectively, the “Units”), at a price of $0.25 per Class B Unit and $0.05 per Class C Unit, in cash (the “Purchase Price”).

2.2.                              The Closing.  At the closing of the subscription for the Units, subject to the terms and conditions set forth in this Agreement, the Executive shall deliver to the Company an amount in cash equal to the aggregate Purchase Price for the Units as set forth on Schedule I hereto, by delivering a personal, cashier’s or certified check to the Company or by wire transfer of immediately available funds to an account designated by the Company.

2.3.                              Section 83(b) Election.  With respect to the Units received by Executive, within 10 days after the Closing, Executive shall timely file (via certified mail, return receipt requested) with the Internal Revenue Service a completed election under Section 83(b) of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder in the form of Exhibit A attached hereto.  The Executive shall provide the Company with proof of such timely filing.

3.                                       Investment Representations of the Executive.

3.1.                              Units Unregistered.  The Executive acknowledges and represents that Executive has been advised by the Company that:

(a)                                  the offer and sale of the Units have not been registered under the Securities Act;

(b)                                 the Units must be held indefinitely and the Executive must continue to bear the economic risk of the investment in the Units unless the offer and sale of such Units are subsequently registered under the Securities Act and all applicable state securities laws or an exemption from such registration is available;

(c)                                  there is no established market for the Units and it is not anticipated that there will be any public market for the Units in the foreseeable future;

(d)                                 a notation in the form set forth below and the legends set forth in Section 9.2 of the Securityholders Agreement shall be placed in the appropriate records of the Company indicating that the Units are subject to restrictions on transfer:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN REPURCHASE OPTIONS AND OTHER PROVISIONS SET FORTH IN A MANAGEMENT UNIT SUBSCRIPTION AGREEMENT BETWEEN THE ISSUER AND                                DATED AS OF FEBRUARY 21, 2008, AS AMENDED AND MODIFIED FROM TIME TO TIME, A COPY OF WHICH MAY BE OBTAINED BY THE HOLDER HEREOF AT THE ISSUER’S PRINCIPAL PLACE OF BUSINESS WITHOUT CHARGE”; and

(e)                                  If the Company should at some time in the future engage the services of a securities transfer agent, appropriate stop-transfer instructions will be issued to such transfer agent with respect to the Units.

4.                                       Vesting of Units.

4.1.                              Vesting of Class B Units.

(a)                                  General.  The Class B Units issued to the Executive pursuant to this Agreement shall “vest” as provided in this Section 4.1.  For purposes of this Agreement, the LLC Agreement and the Securityholders Agreement, any Class B Units which have vested pursuant to this Section 4.1 shall be referred to as “Vested Class B Units”, and any Class B Units which have not vested pursuant to this Section 4.1 and that remain outstanding and unvested shall be referred to as “Unvested Class B Units”.  Unless otherwise stated, the provisions of this Section 4.1 shall be in all respects subject to the provisions of Section 5 below.

(b)                                 Time Vesting of Class B Units.  A portion of the Class B Units equal to 25% of the total amount of Class B Units issued to the Executive pursuant to this Agreement shall vest on the first anniversary of the date hereof.  After the first anniversary of the date hereof, the remaining Unvested Class B Units equal to 75% of the total amount of the Class B Units issued to the Executive pursuant to this Agreement shall vest in three equal pro rata installments on the second, third and fourth anniversaries of the date hereof, such that all Class B Units granted hereunder shall be vested on February 21, 2012.

(c)                                  Acceleration of Class B Units upon Sale of the Company.  Notwithstanding the foregoing, all Unvested Class B Units held by the Executive shall fully vest upon a Sale of the Company to the extent that (a) the Executive’s employment with the Company or its subsidiaries has not been terminated prior to the consummation of such Sale of the Company or (b) the Executive’s employment with the Company and its subsidiaries is terminated other than for Cause after the date which is 60 days prior to the date of execution of definitive and final agreements with respect to such Sale of the Company.

4.2.                              Vesting of Class C Units.

(a)                                  General.  The Class C Units issued to the Executive pursuant to this Agreement shall “vest” as provided in this Section 4.2.  For purposes of this Agreement, the LLC Agreement and the Securityholders Agreement, any Class C Units which have vested pursuant to this Section 4.2 shall be referred to as “Vested Class C Units”, and any Class C Units which have not vested pursuant to this Section 4.2 and that remain outstanding and unvested shall be referred to as “Unvested Class C Units”.  Unless otherwise stated, the provisions of this Section 4.2 shall be in all respects subject to the provisions of Section 5 below.

(b)                                 Annual Performance Vesting of Class C Units.  One-third of the Class C Units granted hereunder (the “Full Class C Annual Vesting Amount”) shall vest effective as of December 31 of each of 2008, 2009 and 2010 if (i) the Company has achieved an EBITDA that is at least 100% of the Targeted EBITDA for a particular year (as set forth in Exhibit B attached hereto) and (ii) has reduced its indebtedness to an amount that is no more than the Targeted Net Debt amount for that particular year (as set forth in Exhibit B attached hereto) ((i) and (ii) together, the “Full Performance Level”); provided, however, in the event the Company did not reach the Full Performance Level for a particular year, but has achieved an EBITDA that is at least 95% of the Targeted EBITDA for that particular year, and has reduced its indebtedness to an amount that is no greater than 105% of the Targeted Net Debt amount for that particular year, a number of Class C Units shall vest for that particular year but the amount shall be reduced to one-third of the Full Class C Annual Vesting Amount for such year; provided, further, that if the Company achieves an EBITDA that is less than 95% the Targeted EBITDA for a particular year or has indebtedness exceeding 105% of the Targeted Net Debt amount for that particular year, no Class C Units shall vest for such year pursuant to this Section 4.2(b).  Notwithstanding the foregoing, (i) in the event the Company achieves an EBITDA that is at least 100% of the

Targeted EBITDA and reduces its indebtedness to no more than the Targeted Net Debt amount for 2009, to the extent less than the Full Annual Vesting Amount became vested for 2008, an additional number of Class C Units shall become vested on December 31, 2009 such that the aggregate number of Vested Class C Units as of December 31, 2009 shall be equal to two-thirds of the Class C Units granted hereunder; and (ii) in the event the Company achieves an EBITDA that is at least 100% of the Targeted EBITDA and reduces its indebtedness to no more than the Targeted Net Debt amount for 2010, to the extent less than the Full Class C Annual Vesting Amount became vested for 2008 and/or 2009, an additional number of Class C Units shall become vested on December 31, 2010 such that the aggregate number of Vested Class C Units as of December 31, 2010 shall equal to 100% of the Class C Units granted hereunder.

(c)           Performance Vesting of Class C Units.  Any Class C Units that have not vested pursuant to Section 4.2(b) above shall continue to be eligible to vest as follows:

(i)            if and when the First Performance Hurdle is achieved, an additional number of Class C Units shall vest as necessary such that the Class C Units that have become vested pursuant to this Section 4.2(c)(i), together with all Class C Units vested previously pursuant to Section 4.2(b) above, shall equal 50% of the Class C Units granted hereunder; to the extent at least 50% of the granted Class C Units have previously vested, no additional Units will vest under this clause (ii); and

(ii)           if and when the Second Performance Hurdle is achieved, an additional number of Class C Units shall vest such that the Class C Units that become vested pursuant to this Section 4.2(c)(ii), together with all Class C Units vested previously pursuant to Sections 4.2(b) and 4.2(c)(i) above, shall be equal to 100% of the Class C Units granted hereunder.

(d)           Treatment Upon a Sale of the Company.  Upon a Sale of the Company, after taking into account the proceeds from such sale, any Class C Units held by the Executive that have not vested pursuant to Section 4.2(b) or Section 4.2(c) shall immediately be forfeited and cancelled.

5.                                       Effect on Units Upon Termination of Employment or Engagement in Prohibited Activity.

5.1.          Effect on Class B Units.  Upon the termination of the Executive’s employment with the Company and its subsidiaries for any reason whatsoever, (a) all Unvested Class B Units held by the Executive as of the Termination Date shall expire and be immediately forfeited and canceled in their entirety as of the Termination Date and (b) all Vested Class B Units held by the Executive, subject to Sections 5.3 and 5.4 below, shall remain outstanding.

5.2.          Effect on Class C Units.

(a)           Upon the termination of the Executive’s employment with the Company and its subsidiaries for any reason whatsoever and subject to Sections 5.2(a)(iii), 5.3 and 5.4 below, the Class C Units held by the Executive shall be treated as follows:

(i)            if, as of the Termination Date, the First Performance Hurdle has not been achieved, then all of the Class C Units held by the Executive shall be immediately forfeited and canceled, except that any Class C Units that have become vested pursuant to Section 4.2(b) shall remain outstanding;

(ii)           if, as of the Termination Date, the First Performance Hurdle has been achieved but the Second Performance Hurdle has not been achieved, then all of the Class C Units held by the Executive shall be immediately forfeited and canceled, except that any Class C Units that have become vested pursuant to Section 4.2(b) and Section 4.2(c)(i) shall remain outstanding; or

(iii)          if, as of the Termination Date, the Second Performance Hurdle has been achieved, then all Class C Units that have become vested pursuant to Section 4.2 shall remain outstanding.

(b)           Notwithstanding Section 5.2(a) above, if (i) the Executive’s employment with the Company and its subsidiaries is terminated for any reason other than (A) by the Company for Cause or (B) by the Executive without Good Reason during the two year period following the date hereof and (ii) a Sale of the Company occurs within six months following the Termination Date that results in Vestar receiving proceeds from such Sale of the Company, together with any distributions made at the same time as or prior to the consummation of the Sale of the Company pursuant to Section 4.1 of the LLC Agreement, that would have resulted in the Executive being entitled to retain a greater number of Class C Units if the Executive had remained employed by the Company and its subsidiaries through the date of the Sale of the Company than the number of Units retained by the Executive pursuant to the foregoing provisions of Section 5.2, then (x) such additional Class C Units shall be deemed to remain outstanding as of the time of the consummation of the Sale of the Company, (y) the amount of any distributions by the Company that the Executive shall be entitled to receive with respect to the Class C Units held by the Executive shall be governed by Section 4.1 of the LLC Agreement and give effect to such additional Class C Units, and (z) the amount of the proceeds that the Executive shall be entitled to receive with respect to the Class C Units held by the Executive in such Sale of the Company shall be governed by Section 3.3(a) or 4.1(a) of the Securityholders Agreement to the extent applicable, as the case may be.

5.3.          Termination for Cause or Without Good Reason or Engagement in Prohibited Activity.  Notwithstanding Sections 4.1(c), 5.1 and 5.2, if the Executive’s employment with the Company and its subsidiaries is terminated by the Company and its subsidiaries for Cause at any time or by the Executive without Good Reason during the two year period following the Grant Date, or if the Executive engages in any activity prohibited under Section 9 of Executive’s Employment Agreement (the “Employment Agreement”), during the time that such activity is prohibited (“Prohibited Activity”), then all Class B Units (whether Vested Class B Units or Unvested Class B Units) and all Class C Units (whether Vested Class C Units or Unvested Class C Units) held by such terminated Executive shall expire and be immediately forfeited and canceled in their entirety as of the Termination Date; provided, that solely for purposes of this Section 5.3, the Executive shall be considered to have engaged in a “Prohibited Activity” in the event that (a) the Executive is in material breach of his Employment Agreement with the Company by engaging in any “Prohibited Activity” that is materially harmful or adverse to the Company or its subsidiaries as determined by the Board in its sole discretion or (b) the Executive is in breach of Section 9 of his Employment Agreement (other than as described in the preceding clause (a)) and such breach has not been cured by the Executive or consented to by the Company within 15 days after the Executive’s receipt of written notice by the Company of such breach.

5.4.          Call Options.

(a)           If the Executive’s employment with the Company and its subsidiaries terminates for any of the reasons set forth in clauses (i), (ii) or (iii) below prior to the Company’s initial Public Offering (in any event excluding termination of employment by Retirement prior to the Company’s initial Public Offering), the Company shall have the right and option to purchase for a period of 90 days following the Termination Date (or if the Executive’s employment with the Company and its subsidiaries is terminated prior to six month anniversary of the Grant Date, such 90 day period shall begin on the six month anniversary of the Grant Date), and each member of the Executive Group shall be required to sell to the Company, any or all of such Units then held by such member of the Executive Group (it being understood that if Units of any class subject to repurchase hereunder may be repurchased at different prices, the Company may elect to repurchase only the portion of the Units of such class subject to repurchase hereunder at the lower price), at a price per Unit equal to the applicable purchase price determined pursuant to Section 5.4(c):

(i)            if the Executive’s active employment with the Company and its subsidiaries is terminated due to the Disability or death of the Executive;

(ii)           if the Executive’s active employment with the Company and its subsidiaries is terminated (A) by the Company and its subsidiaries without Cause or (B) by the Executive for Good Reason;

(iii)          if the Executive’s active employment with the Company and its subsidiaries is terminated by the Executive for any other reason not set forth in Section 5.4(a)(i) or Section 5.4(a)(ii) after the second anniversary of the Grant Date.

(b)           If the Company desires to exercise one of its options to purchase Units pursuant to this Section 5.4, the Company shall, not later than 90 days after the Termination Date (or in the event that the Executive’s employment is terminated within the six month period following the Grant Date, then 90 days after the six month anniversary of the Grant Date), send written notice to each member of the Executive Group of its intention to purchase Units, specifying the number of Units to be purchased and the purchase price thereof (the “Call Notice”).  Subject to the provisions of Section 6, the closing of the purchase of the Units shall take place at the principal office of the Company on a date specified by the Company no later than the 30th day after the giving of the Call Notice.

(c)           Subject to Section 5.2(b), in the event of a purchase by the Company pursuant to Section 5.4(a), the purchase price for any Vested Class B Unit or Vested Class C Unit shall be a price per Unit equal to Fair Market Value (measured as of the later of (x) the Termination Date and (y) the six month anniversary of the Grant Date) of such Vested Class B Unit or Vested Class C Unit, as applicable; provided that in any case the Board shall have the right, in its sole discretion, to increase the purchase price set forth above.

(d)           Notwithstanding the foregoing, in no event shall the Company have the right or option to purchase any Units from a member of the Executive Group pursuant to this Section 5.4 after the Company’s initial Public Offering.

5.5.          Obligation to Sell Several.  If there is more than one member of the Executive Group, the failure of any one member thereof to perform its obligations hereunder shall not excuse or affect the obligations of any other member thereof, and the closing of the purchases from such other members by the Company shall not excuse, or constitute a waiver of its rights against, the defaulting member.

5.6.          Interim Distributions.  Notwithstanding anything to the contrary herein, in the event the Company declares or pays a distribution with respect to any of the Units held by the Executive Group on or after the Termination Date but prior to the exercise by the Company of the call option provided by Section 5.4 or prior to the closing of the repurchase transactions contemplated by a Call Notice, the entire portion of such distribution shall be held in escrow by the Company (such amounts, the  “Escrow Funds”) until later of (i) the expiry of the time period by which the call option provided by Section 5.4 must be exercised and (ii) if one or more Call Notices have been delivered, until all the transactions contemplated by all Call Notices have been consummated.  In the event, the Company decides to exercise the call option provided by Section 5.4, the entire amount of such Escrow Funds shall be permanently transferred to the Company and deemed forfeited by the Executive Group.  In the event the Company does not exercise the call option provided by Section 5.4, the entire amount of such Escrow Funds shall be permanently transferred to the relevant members of the Executive Group.

6.                                       Certain Limitations on the Company’s Obligations to Purchase Units.

6.1.          Timing and Method of Payment.

(a)           Payment for Units.  If at any time the Company elects or is required to purchase any Units pursuant to Section 5, the Company shall pay the purchase price for the Units it purchases (i) first, by offsetting indebtedness, if any, owing from the Executive to the Company (which indebtedness shall be applied pro rata against the proceeds receivable by each member of the Executive Group receiving consideration in such repurchase) and (ii) then, by the Company’ delivery of a check or wire transfer of immediately available funds for the remainder of the purchase price, if any, against delivery of the certificates or other instruments representing the Units so purchased, duly endorsed; provided that the Company shall not be required to make such cash payment if such cash payment would result in (A) a violation of any law, statute, rule, regulation, policy, order, writ, injunction, decree or judgment promulgated or entered by any federal, state, local or foreign court or governmental authority applicable to the Company or any of its subsidiaries or any of its or their property, or (B) after giving effect thereto, a Financing Default, or if the Board determines in good faith that immediately prior to such purchase there shall exist a Financing Default which prohibits such purchase, dividend or distribution (any such restriction, a “Payment Restriction”).  If such a Payment Restriction exists, the Company will use all commercially reasonable efforts to cause the party to whom the obligation is owed giving rise to such Payment Restriction to waive such Payment Restriction so that such cash payment may be made or, if no party is involved in such restriction, to otherwise eliminate such Payment Restriction; provided that the Company shall not have any obligation to make a payment to any party or to modify any agreement, contract or other arrangement in a manner that is adverse to the Company or any of its subsidiaries in order to eliminate such restriction.  The Company will use its reasonable discretion to determine the timing of such request or requests to waive or remove such Payment Restriction.  If such Payment Restriction is not waived or removed or if the Executive’s employment is terminated by the Company for Cause, at the Company’s election, the Company may pay such purchase price in the form of a junior subordinated note of the Company (a “Junior Subordinated Note”) (or partially in cash, to the extent such partial cash payment is not so prohibited) bearing interest at (A) a rate equal to the “prime rate” (as published in The Wall Street Journal on the date of issuance) plus two basis points, compounded annually, if the Executive’s employment was terminated for the reasons set forth in Section 5.4(a)(i) or 5.4(a)(ii), or (B) at the Applicable Federal Rate, compounded annually, if Executive’s employment was terminated for the reasons set forth in Section 5.4(a)(iii). The principal and interest with respect to such note shall be payable within a 10 business day period after the earliest to occur of (w) the date on which such Payment Restriction no longer exists, (x) the date of the initial Public Offering, (y) the date on which the Company makes a distribution pursuant to Section 4.1 of the LLC Agreement (other than a tax distribution), or (z) upon a Sale of the Company from net cash proceeds, if any, payable to the Company or its unitholders; to the extent that sufficient net cash proceeds are not so payable, the Junior Subordinated Note shall be cancelled in exchange for such other non-cash consideration received by unitholders in the Sale of the Company having a Fair Market Value equal to the principal of and accrued interest on the note.  The principal of and accrued interest on any such note may be prepaid in whole or in part at any time at the option of the Company.  In the event a Junior Subordinated Note is issued in respect of the purchase price for any Units purchased by the Company pursuant to Section 5, the Company shall grant to the Executive a first priority security interest in such Units as collateral security for the prompt and complete payment when due of the note and the interest thereon, and shall use commercially reasonable efforts to assist the Executive to perfect such security interest in the Units.

(b)           Certain Deferral of Payment.  If, at the closing of the purchase of Units as the result of termination of Executive’s employment for the reasons described in Section 5.2(a), the Company has not opted to issue a Junior Subordinated Note pursuant to Section 6.1(a) (or is prohibited from doing so), and any such purchase would result in a material and adverse accounting or tax effect for the Company or violation or breach of any financing agreement to which the Company is a party, then the Company will provide written notice to the Executive explaining in reasonable detail such adverse effects and such closing of the purchase pursuant to Section 5.2(a) shall not be consummated until such time as it can be done without such adverse effect; provided that in no event shall such deferral exceed one (1) year; provided, further, that the Executive shall be entitled to interest on the amount to be paid for such Units at the rate that would be applicable if a Junior Subordinated Note had been issued in accordance with Section 6.1 for the period of such deferral.

7.                                       Repayment of Proceeds upon Noncompetition.

7.1.          Repayment Proceeds. If Executive engages in Prohibited Activity, then Executive shall be required to pay to the Company, within 10 business days following the Activity Date, an amount equal to the excess, if any, of (A) the aggregate proceeds Executive received upon the sale or other disposition of Executive’s Units, over (B) the aggregate Purchase Price of such Units.

8.                                       Miscellaneous.

8.1.          Transfers to Permitted Transferees.  Prior to the transfer of Units to a Permitted Transferee (other than a transfer in connection with or subsequent to a Sale of the Company), the Executive shall deliver to the Company a written agreement of the proposed transferee (a) evidencing such Person’s undertaking to be bound by the terms of this Agreement and (b) acknowledging that the Units transferred to such Person will continue to be Units for purposes of this Agreement in the hands of such Person.  Any transfer or attempted transfer of Units in violation of any provision of this Agreement or the Securityholders Agreement shall be void, and the Company shall not record such transfer on its books or treat any purported transferee of such Units as the owner of such Units for any purpose.

8.2.          Deemed Transfer of Units.  If the Company shall deliver, at the time and place and in the amount and form provided in this Agreement, the consideration for the Units to be repurchased in accordance with the provisions of this Agreement, then from and after such time, the Person from whom such Units are to be repurchased shall no longer have any rights as a holder of such Units (other than the right to receive payment of such consideration in accordance with this Agreement), and such Units shall be deemed purchased in accordance with the applicable provisions hereof and the Company shall be deemed the owner and holder of such Units, whether or not certificates therefor have been delivered as required by this Agreement.

8.3.          Recapitalizations, Exchanges, Etc., Affecting Units.  The provisions of this Agreement shall apply, to the full extent set forth herein with respect to Units, to any and all securities of the Company or any successor or assign of the Company (whether by merger, consolidation, sale of assets or otherwise) which may be issued in respect of, in exchange for, or in substitution of the Units, by reason of any dividend payable in Units, issuance of Units, combination, recapitalization, reclassification, merger, consolidation or otherwise.

8.4.          Executive’s Employment by the Company.  Nothing contained in this Agreement shall be deemed to obligate the Company or any subsidiary of the Company to employ the Executive in any capacity whatsoever or to prohibit or restrict the Company (or any such subsidiary) from terminating the employment of the Executive at any time or for any reason whatsoever, with or without Cause.

8.5.          Binding Effect.  The provisions of this Agreement shall be binding upon and accrue to the benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns; provided, however, that no Permitted Transferee shall derive any rights under this Agreement unless and until such Permitted Transferee has executed and delivered to the Company a valid undertaking and becomes bound by the terms of this Agreement; and provided further that Vestar is a third party beneficiary of this Agreement and shall have the right to enforce the provisions hereof.

8.6.          Amendment; Waiver.  This Agreement may be amended only by a written instrument signed by the parties hereto.  No waiver by any party hereto of any of the provisions hereof shall be effective unless set forth in a writing executed by the party so waiving.

8.7.          Governing Law.  This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware applicable to contracts made and to be performed therein.

8.8.          Jurisdiction.  Any suit, action or proceeding with respect to this Agreement, or any judgment entered by any court in respect of any thereof, shall be brought in any court of competent jurisdiction in the State of Delaware, and each of the Company and the members of the Executive Group hereby submits to the exclusive jurisdiction of such courts for the purpose of any such suit, action, proceeding or judgment.  Each of the members of the Executive Group and the Company hereby irrevocably waives any objections which it may now or hereafter have to the laying of the venue of any suit, action or proceeding arising out of or relating to this Agreement brought in any court of competent jurisdiction in the State of Delaware, and hereby further irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in any inconvenient forum.

8.9.          Notices.  All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given when personally delivered, sent by telecopy or facsimile (with confirmation of receipt), one day after deposit with a reputable overnight delivery service (charges prepaid) and three days after deposit in the U.S. Mail (postage prepaid and return receipt requested) to the address set forth below or such other address as the recipient party has previously delivered notice to the sending party.

(a)           If to the Company:

Radiation Therapy Investments, LLC
c/o Vestar Capital Partners V, L.P.
245 Park Avenue, 41st Floor
New York, NY 10167
Attention: James L. Elord, Jr.
Facsimile: (212) 808-4922

with copies (which shall not constitute notice) to:

Vestar Capital Partners V, L.P.
245 Park Avenue, 41st Floor
New York, NY  10167
Attention: General Counsel
Facsimile: (212) 808-4922

and:

Kirkland & Ellis LLP
Citigroup Center
153 E. 53rd Street

New York, NY 10022
Attention: Michael Movsovich
Facsimile: (212) 446-4900

and:

Radiation Therapy Services, Inc.
2234 Colonial Boulevard
Fort Myers, Florida 33907
Attention: Chief Executive Officer
Facsimile: (239) 931-7380

and:

Shumaker, Loop & Kendrick, LLP
101 East Kennedy Boulevard, Suite 2800
Tampa, Florida  33602
Attn:  Darrell C. Smith
Facsimile: (813) 229-1660

(b)           If to the Executive, to the address as shown on the Unit register of the Company.

8.10.        Integration.  This Agreement and the documents referred to herein or delivered pursuant hereto which form a part hereof contain the entire understanding of the parties with respect to the subject matter hereof and thereof.  There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings with respect to the subject matter hereof other than those expressly set forth herein and therein.  This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.

8.11.        Counterparts.  This Agreement may be executed in separate counterparts (including by means of telecopied signature pages), and by different parties on separate counterparts each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

8.12.        Injunctive Relief.  Without intending to limit the remedies available to each of the parties hereto, the Company, the Executive and the Executive’s Permitted Transferees each acknowledges that a breach of any of the terms of this Agreement may result in material and irreparable injury for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat thereof, each party hereto shall be entitled to seek a temporary restraining order and/or preliminary or permanent injunction restraining the other party (and their Permitted Transferees) from engaging in activities prohibited by this Agreement or such other relief as may be required specifically to enforce any of the terms hereof.  If for any reason it is held that the restrictions under this Agreement are not reasonable or that consideration therefore is inadequate, such restrictions shall be interpreted or modified to include as much of the duration and scope identified in this Agreement as will render such restrictions valid and enforceable.

8.13.        WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

8.14.        Rights Cumulative; Waiver.  The rights and remedies of the Executive and the Company under this Agreement shall be cumulative and not exclusive of any rights or remedies which either would otherwise have hereunder or at law or in equity or by statute, and no failure or delay by either party in exercising any right or remedy shall impair any such right or remedy or operate as a waiver of such right or remedy, nor shall any single or partial exercise of any power or right preclude such party’s other or further exercise or the exercise of any other power or right.  The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any preceding or succeeding breach and no failure by either party to exercise any right or privilege hereunder shall be deemed a waiver of such party’s rights or privileges hereunder or shall be deemed a waiver of such party’s rights to exercise the same at any subsequent time or times hereunder.

*****

IN WITNESS WHEREOF, the parties have executed this Management Unit Subscription Agreement as of the date first above written.

RADIATION THERAPY INVESTMENTS, LLC

By:
Name:
Title:

CONSENT OF SPOUSE

I,                         , the undersigned spouse of Executive, hereby acknowledge that I have read the foregoing Management Unit Grant Agreement (the “Agreement”) and that I understand its contents.  I am aware that the Agreement provides for the repurchase of my spouse’s Units (as defined in the Agreement) under certain circumstances and imposes other restrictions on the transfer of such Units.  I agree that my spouse’s interest in the Units is subject to the Agreement and any interest I may have in such Units shall also be irrevocably bound by the Agreement and, further, that my community property interest in such Units, if any, shall be similarly bound by the Agreement.

I am aware that the legal, financial and other matters contained in the Agreement are complex and I am encouraged to seek advice with respect thereto from independent legal and/or financial counsel.  I have either sought such advice or determined after carefully reviewing the Agreement that I hereby waive such right.

Acknowledged and agreed this day of , 200 .

Name:
Witness

SCHEDULE I

	Number of Units	Purchase Price
Class B Units		$
Class C Units		$

	Aggregate Purchase Price:	$

* The aggregate number of Class B and Class Units shall represent a total of 1% of 100% of the Unit Award Plan, which Unit Award Plan represents 13% of the common equity appreciation of the equity value of the Company, after return of all invested capital and return on preferred units and the achievement of certain return hurdles, as applicable, calculated on a fully diluted basis.

EXHIBIT A

ELECTION TO INCLUDE UNITS IN GROSS

INCOME PURSUANT TO SECTION 83(b) OF THE

INTERNAL REVENUE CODE

The undersigned purchased units (the “Units”) of Radiation Therapy Investments, LLC (the “Company”) on                 , 2008.  The undersigned desires to make an election to have the Units taxed under the provision of Section 83(b) of the Internal Revenue Code of 1986, as amended (“Code §83(b)”), at the time the undersigned purchased the Units.

Therefore, pursuant to Code §83(b) and Treasury Regulation §1.83-2 promulgated thereunder, the undersigned hereby makes an election, with respect to the Units (described below), to report as taxable income for calendar year 2008 the excess, if any, of the Units’ fair market value on             , 2008 over the purchase price thereof.

The following information is supplied in accordance with Treasury Regulation §1.83-2(e):

1.             The name, address and social security number of the undersigned:

SSN:

2.             A description of the property with respect to which the election is being made:                  Class B Units and          Class C Units.

3.             The date on which the property was transferred:                   , 2008.  The taxable year for which such election is made: calendar year 2008.

4.             The restrictions to which the property is subject: if the undersigned ceases to be employed by the Company or any of its subsidiaries under certain circumstances or engages in competitive activity, all or a portion of the Units may be subject to forfeiture and cancellation.  The Units are also subject to transfer restrictions..

5.             The aggregate fair market value on                  , 2008 of the property with respect to which the election is being made, determined without regard to any lapse restrictions and in accordance with Revenue Procedure 93-27: $              .

6.             The aggregate amount paid for such property: $              .

A copy of this election has been furnished to the Secretary of the Company pursuant to Treasury Regulations §1.83-2(e)(7).

Dated: , 2008

EXHIBIT B

Targeted EBITDA and Targeted Net Debt

The Targeted EBITDA and Targeted Net Debt with respect to the following fiscal years shall be achieved if each of the following targets is achieved, subject to the adjustments set forth in paragraph (b) below:

Targets	2008P ($ in millions)	2009P ($ in millions)	2010P ($ in millions)

Targeted Pro Forma EBITDA	$127.1	$152.4	$177.9
Targeted Net Debt(1)	$480.0	$489.8	$473.9
Memo:
Targeted Cumulative Acquisition Debt	$35.4	$70.8	$106.2
Targeted Cumulative EBITDA Contribution from Acquisitions with Pro Forma Adjustments(2)	$6.0	$15.3	$25.5

(1)  To be finalized upon finalization of capitalization structure (including debt financing structure) within 60 days after the Closing Date.

(2)  “Pro Forma Adjustments” shall have the meaning assigned to such term in the Credit Agreement.

(b) Targeted EBITDA and Targeted Net Debt shall be adjusted as follows:

(x) if the actual cumulative debt for acquisitions with respect to any fiscal year exceeds the Targeted Cumulative Acquisition Debt for acquisitions with respect to such fiscal year set forth in the table above, then the Targeted Net Debt with respect to such fiscal year shall be increased by the amount of such excess;

(y) if the actual cumulative EBITDA contribution from acquisitions with respect to any fiscal year exceeds the Targeted Cumulative EBITDA Contribution from Acquisitions with respect to such fiscal year set forth in the table above, then the Targeted Pro Forma EBITDA shall be increased by the amount of such excess; and

(z) in the event of any recapitalization or refinancing with respect to the Company, the Board shall make a good faith determination as to whether an adjustment to the Targeted Net Debt is warranted in such circumstances.

For purposes of paragraphs (x) and (y) above, “cumulative debt for acquisitions” and “cumulative EBITDA contribution from acquisitions” shall refer to debt incurred in connection with or EBITDA contributed by acquisitions consummated on and after September 30, 2007 through and including the last day of the applicable fiscal year.